Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated June 23, 2010

Aleriam MLP Index ETNs

J.P.Morgan

The most liquid, actively traded MLP exchange traded note

- Tracks the benchmark Alerian MLP Index
- Over $1 billion in market capitalization[1]
- One of the most liquid ways to access broad MLP exposure
- Issued by JPMorgan Chase & Co., a leading global financial services firm

Call 1-800-576-3529, email alerian_etn@jpmorgan.com
www.jpmorgan.com/etn

- **Transparency:** access to energy MLPs via the Alerian MLP Index
- **Income:** quarterly payments based on MLP distributions
- **Benchmark Index:** the Alerian MLP Index is considered the benchmark for MLPs
- **Liquidity:** the most actively traded MLP ETN
- **No K-1 forms:** a single 1099
- **No leverage**

Total Returns for the Alerian MLP Index[5]	
1 Year Return	40.22%
5 Year Return (Annualized)	10.42%
10 Year Return (Annualized)	18.26%

ETN Details:	
Ticker	AMJ
Index	Alerian MLP Index (AMZ)
Issuer	JPMorgan Chase & Co.
Market Capitalization	$1,139,600,000[1]
Daily Average Trading Volume	583,000 Notes[2]
Current Yield (Net)	6.29%[3]
Primary Exchange	NYSE, Arca
Fee[4]	0.85% per annum

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands.

The ETNs are exposed to the credit risk of JPMorgan Chase & Co.



[1] This number has, in some cases, been rounded for ease of presentation. As of May 26, 2010, the Market Capitalization of the ETNs was $1,139,600,000, which equals the number of ETNs issued as of May 26, 2010 multiplied by the closing price of the ETNs on May 26, 2010. A portion of the ETNs as of May 26, 2010 is held by an affiliate of JPMorgan Chase & Co.

[2] Source: Bloomberg. This number, which is a measure of the liquidity of the ETNs, has been rounded for ease of presentation. As of May 26, 2010 the daily average trading volume of the ETNs was 583,937 notes, which equals the average number of the ETNs traded across all exchanges over the 3-month period from February 26, 2010 to May 26, 2010, as reported on Bloomberg. The Issuer may engage in negotiated secondary market transactions in excess of the daily average trading volume of the ETNs, although it is not required to do so. The liquidity of the market for the ETNs may vary materially over time.

[3] "Current Yield" equals the most recent quarterly coupon annualized and divided by the closing price of the ETNs on May 26, 2010, and rounded to one decimal place for ease of presentation. The current yield is not indicative of the coupon payments, if any, on the ETNs.

[4] Tracking fee as defined in the pricing supplement dated April 19, 2010.

[5] Source Bloomberg. Calculated as of May 26, 2010. The Index began publishing on June 1, 2006 and, therefore, all index performance data prior to June 1, 2006 is hypothetical. Index returns are displayed without deducting fees. Hypothetical, historical performance is not indicative of future results.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and pricing supplement if you so request by calling toll-free 1-800-576-3529. J.P. Morgan is the marketing name for JPMorgan Chase & Co., and its subsidiaries and affiliates worldwide. ©2010 JPMorgan Chase & Co. All rights reserved.

May 26, 2010